Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

The Company is the owner of all of the issued and outstanding stock of the following corporations, except as noted below.

Name of Subsidiary	State or Country of Incorporation
Prism Assurance, Ltd.	Vermont
Harmon, Inc.	Minnesota
Harmon Contract, Inc.	Minnesota
Harmon Contract Asia Ltd. (1)	Minnesota
Viracon, Inc.	Minnesota
Viracon Georgia, Inc. (2)	Minnesota
Viracon Transport, Inc. (2)	Minnesota
Viracon Singapore Pte. Ltd (2)	Singapore
Glassec Vidros de Seguranca Ltda. (3)	Brazil
Tru Vue, Inc.	Illinois
Tru Vue Netherlands, B.V. (4)	Netherlands
Apogee Services, Inc. (5)	Minnesota
Apogee Wausau Group, Inc.	Wisconsin
Tubelite Inc.	Michigan
Harmon/CFEM Facades (UK) Ltd. (6) (7)	United Kingdom
Harmon/CFEM Facades S.A. (1) (7)	France
Harmon Sitraco S.A. (1) (7)	France
(1)Owned by Harmon Contract, Inc.
(2)Owned by Viracon, Inc.
(3)Owned 99.9+% by Viracon, Inc. and <0.1% by Harmon Contract, Inc.
(4)Owned by Tru Vue, Inc.
(5)Owned by Harmon, Inc.
(6)99.99% owned by Harmon Contract Asia Ltd. and 0.01% by Apogee Enterprises, Inc.
(7)Inactive